UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

______________________

VIACOMCBS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2949533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1515 Broadway, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

______________________

ViacomCBS Inc. 2009 Long-Term Incentive Plan

(Full title of the plan)

______________________

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

ViacomCBS Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class B Common Stock, par value $0.001 per share	5,000,000 shares	$38.76	$193,800,000.00	$21,143.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of ViacomCBS Inc. (“ViacomCBS,” the “Company” or the “registrant”), which may be issued to prevent dilution resulting from adjustments as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class B Common Stock on the NASDAQ consolidated reporting system on August 4, 2021 and is estimated solely for purposes of calculating the registration fee.

EXPLANATORY NOTE

This Registration Statement has been filed for the purpose of registering an additional 5,000,000 shares of Class B Common Stock (“Common Shares”) that may be offered or sold to the participants in the ViacomCBS Inc. 2009 Long-Term Incentive Plan (f/k/a the CBS Corporation 2009 Long-Term Incentive Plan). The Common Shares are in addition to the Common Shares previously registered for issuance on the registrant’s Registration Statements on Form S-8 filed with the Commission on January 20, 2010 and August 28, 2014 (Reg. No. 333-164441 and Reg. No. 333-198455, respectively (the latter, the “2014 Statement”)).  Pursuant to General Instruction E to Form S-8, the contents of the 2014 Statement are incorporated by reference herein and made a part of this Registration Statement, except as presented below in Part II, Item 8. Exhibits.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of ViacomCBS Inc., effective as of December 4, 2019 (incorporated by reference to Exhibit 3.1 to ViacomCBS’s Current Report on Form 8-K filed on December 4, 2019).

3.2	Amended and Restated Bylaws of ViacomCBS Inc., effective as of February 22, 2021 (incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K filed on February 24, 2021).
4.1	ViacomCBS Inc. 2009 Long-Term Incentive Plan (effective February 21, 2008, as amended and restated May 23, 2013 and May 25, 2021) (incorporated by reference to Annex A to the Registrant’s Proxy Statement dated April 2, 2021).

5.1	Opinion of Shearman & Sterling LLP.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for ViacomCBS Inc.*

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 2021.

VIACOMCBS INC.

By:	/s/ Christa A. D’Alimonte
Name: Christa A. D’Alimonte
Title: Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer
/s/ Robert M. Bakish	President, Chief Executive Officer and Director	August 9, 2021
Robert M. Bakish

Principal Financial and Accounting Officers
/s/ Naveen Chopra	Executive Vice President, Chief Financial Officer	August 9, 2021
Naveen Chopra
/s/ Katherine M. Gill-Charest	Executive Vice President, Controller & Chief Accounting Officer	August 9, 2021
Katherine M. Gill-Charest

Directors
*	Director	August 9, 2021
Candace K. Beinecke
*	Director	August 9, 2021
Barbara M. Byrne
*	Director	August 9, 2021
Brian Goldner
*	Director	August 9, 2021
Linda M. Griego
*	Director	August 9, 2021
Robert N. Klieger
*	Director	August 9, 2021
Judith A. McHale

*	Director	August 9, 2021
Ronald L. Nelson
*	Director	August 9, 2021
Charles E. Phillips, Jr.
*	Non-executive Chair of the Board of Directors	August 9, 2021
Shari E. Redstone
*	Director	August 9, 2021
Susan Schuman
*	Director	August 9, 2021
Nicole Seligman
*	Director	August 9, 2021
Frederick O. Terrell

*By:	/s/ Christa A. D’Alimonte
Christa A. D’Alimonte
Attorney-in-Fact